Exhibit 99.1

            Gabelli Reports Record First Quarter Revenues;
            Earnings increase 68% to $0.52 per share vs. a
                  depressed $0.31 per diluted share

    RYE, N.Y.--(BUSINESS WIRE)--April 27, 2004--Gabelli Asset Management Inc. (NYSE: GBL) today reported record revenues of $63.5 million for the quarter ended March 31, 2004, up 38.0% from the $46.1 million generated in the first quarter of 2003. Net income for the quarter was $16.1 million or $0.52 per diluted share versus $9.3 million or $0.31 per diluted share in the prior year's quarter.
    Pre-tax profits surged 70% to $25.5 million from $15.0 million in the first quarter of 2003. This increase is traceable to higher revenues, improved returns from our corporate investment portfolio and lower variable expenses offset by compensation, stock option, interest and other operating expenses.

    Financial Results

    Assets under management rose to a record $28.2 billion on March 31, 2004, up 2.4% from the December 31, 2003 level of $27.6 billion and 40.7% from the $20.1 billion on March 31, 2003. Average total assets under management were $28.2 billion in the quarter, up 36.1% from average total assets of $20.7 billion in the first quarter of 2003.
    Our equity products generated positive net cash flows of $317 million during the first quarter while our fixed income portfolios experienced outflows of $137 million. Assets under management in our separately managed equity accounts were $13.4 billion on March 31, 2004, up 2.7% from $13.0 billion on December 31, 2003, and 44.7%
higher than the $9.2 billion at March 31, 2003. Our open-end equity mutual funds and closed-end funds had assets under management of $11.8 billion at quarter end, an increase of 2.0% from year-end 2003 and 52.7% ahead of the $7.8 billion at the end of the first quarter 2003. Our alternative investment assets increased to $901 million, up 30.2% from December 31, 2003 assets of $692 million.
    Investment advisory fees totaled $53.9 million during the quarter, an increase of 36.5% from the first quarter of 2003, driven by higher assets under management, which included the addition of our new closed-end fund, The Gabelli Dividend & Income Trust, during the fourth quarter of 2003. Commission revenues for Gabelli & Company, Inc., driven mostly by institutional research, increased $1.9 million during the first quarter of 2004 to $4.3 million from the depressed $2.4 million in the comparable 2003 quarter. Distribution fees generated from our open-end mutual funds increased to $5.3 million from $4.1 million as a result of an increase in average assets under management from the prior year's quarter.
    First quarter 2004 variable expenses decreased to 41.2% of revenues from 43.4% in the first quarter of 2003. Compensation costs and other operating expenses, as a percent of revenues, declined to 30.8% and 10.4% respectively in the 2004 quarter versus 32.4% and 11.0% in the first quarter of 2003. The decline in other operating expenses, as a percent of revenues, resulted from an increase in closed-end fund revenues and a decrease in distribution expenses since assets gathered through our direct sales channel represented a larger percentage of our assets at the end of the first quarter 2004 as compared to the prior year's quarter-end.
    Expenses not directly tied to revenues increased 14.9% or $1.2 million over the prior year's quarter with the majority of this increase attributable to higher accruals for incentive compensation of $417,000, stock option expense of $146,000 and other operating expenses including insurance, legal and accounting costs of $393,000. Management fee expense, a totally variable cost based on pre-tax profits, was $2.8 million for the first quarter of 2004 versus $1.7 million in the prior year's quarter.
    Our net investment income was $244,000 versus a loss of $1.3 million in the 2003 quarter as the return on our portfolio of marketable securities rose to $4.3 million from $1.7 million the year earlier more than offsetting the $1 million increase in interest expense. Interest expense rose to $4.0 million during the quarter compared to $3.0 million in the comparable prior year's quarter due mostly to the May 2003 issuance of $100 million of 5.5% senior notes. This increase was offset in part by a one-percentage point decrease in the interest rate on our $100 million convertible note from 6% to 5% in August 2003.
    The effective tax rate for 2004 was 36.4% versus 37.6% in 2003. The increase in minority interest expense for the three months ended March 31, 2004 versus the prior year period is largely the result of increased earnings from our alternative investment products and income from our investments at Gabelli Securities, Inc.

    Investment and Business Highlights

    -- The Gabelli Dividend & Income Trust (NYSE: GDV), our new closed-end fund that invests primarily in dividend paying securities, which we launched in November 2003, raised an additional $194 million in gross proceeds from the exercise of the underwriters' overallotment option in early January 2004, bringing total proceeds from the initial public offering to $1.65 billion.

    -- The Gabelli Utilities Fund and The Gabelli Global Telecommunications Fund each received the 2004 Lipper Fund Award for their respective categories for consistent performance relative to their peers. The Lipper Fund Award is presented annually to the fund, within each Lipper classification, that has achieved the highest consistent return scores. A fund's consistent return score evaluates its risk-adjusted returns and the strength of its performance trend, relative to other funds in its category.

    -- The Gabelli ABC Fund re-opened to new investors on March 1, 2004. The Fund's investment strategy focuses on merger and acquisition arbitrage to achieve total returns that are attractive to investors seeking positive returns in various market conditions without excessive risk of capital loss. The Gabelli ABC Fund has achieved positive total returns each calendar year since its inception on May 14, 1993.

    -- During the first quarter, our alternative investment portfolios generated net cash inflows of over $200 million.

        - Our merger arbitrage portfolios benefited from increased investor interest and allocations to this strategy as the dollar volume of announced global merger transactions doubled versus the first quarter of 2003.

        - Our US long/short equity strategy products experienced strong demand principally through our global distribution relationships with major European financial institutions.

    -- Gabelli & Company, Inc. hosted its 1st Annual Smallcap Orthopedic Symposium in San Francisco during March. Portfolio managers and securities analysts met with senior management from suppliers and manufacturers of orthopedic products and devices. A myriad of companies shared their views on the industry, competition, regulatory issues and the challenges and opportunities for their firms. Aging demographics, active lifestyles, and the prevalence of age-related health conditions are driving growth in the orthopedic market.

    Shareholder Initiatives

    We are overcapitalized. We are looking to add to our skill sets through acquisitions. In the absence of transactions, we would like to return our earnings to shareholders. During the first quarter of 2004, we bought back 29,927 shares at an average cost of $39.57 per share. We intend to be more aggressive in our efforts to repurchase our stock as a way of returning excess cash to our shareholders. We initiated a stock buyback program in March of 1999. Since that time, 1,207,276 Class A shares have been repurchased through March 2004 at an average cost of $26.00 per share, including 29,927 shares in 2004. As of March 31, 2004, $11.0 million remained available for future share purchases. During the second quarter of 2004, we repurchased 105,600 shares at an average price of $39.12 per share through a Rule 10b5-1 Purchase Plan. We will also revisit our dividend policy during the year.
    Gabelli Securities, Inc., our 92% owned subsidiary, paid a cash dividend of $50 per share on March 15, 2004.

    Financial Strength and Flexibility

    Our balance sheet strengthened again during the quarter. Overall, we ended the quarter with roughly $626.3 million in cash and marketable securities and debt of $283.8 million. Expressed another way, we had $11.39 per share of net cash and marketable securities on March 31, 2004. Our debt consists of a $100 million 5% convertible note, $100 million of 5.5% senior notes, and $83.8 million of mandatory convertible securities which will be exchanged in February 2005 for approximately two million Class A common shares. We repurchased 8,200 shares of our mandatory convertible securities during the first quarter of 2004, bringing the total shares repurchased since May 2002 to 247,000 at a total cost of $5.4 million. At March 31, 2004 there are 3,353,000 shares of mandatory convertible securities outstanding and there remains 453,000 shares authorized for repurchase under our program.
    Stockholders' equity, on a GAAP basis, was $394 million on March 31, 2004 compared with $378 million on December 31, 2003 and $334 million on March 31, 2003.

    Looking Ahead

    We continue to look for 4% U.S. real GDP growth, higher corporate profits and higher interest rates in 2004. Stock market gains are likely to moderate this year and be more in line with the 6-8% average annual increases we expect over the balance of this decade. Our stock selection process, for our value products, based on our proprietary Private Market Value (PMV) with a Catalyst research, is currently focused on new investment opportunities related to trade with China, industrial and agricultural commodities, human aging (such as dental care and orthopedics), and the rapidly growing U.S. Hispanic population.
    We believe 2004 will be the Year of the Deal. Conditions supporting increased domestic and cross-border transactions, friendly and hostile - financing liquidity, low interest rates, cheaper to buy than build valuations, global competition, the elimination of goodwill amortization, and a cheap U.S. dollar - are in place. This will accelerate the surfacing of intrinsic value across a broad range of our clients' portfolio holdings. It will also benefit fund flow into our products, particularly our alternative investment products.
    The effect of unprecedented fiscal and monetary stimulus will begin to fade, so we are keeping an eye on the developing investment backdrop for 2005. Terrorism and high energy prices remain significant concerns.
    To achieve our objective of enhancing client returns on a risk-adjusted basis, thereby increasing assets under management and profitability, our business strategy targets international growth of the Gabelli franchise through the leveraging of our corporate strengths including the Gabelli brand name, outstanding long-term investment performance, diverse product offerings and experienced portfolio, research and client service professionals. We are competitively positioned to achieve our strategy and continue to selectively add to our investment and research teams in order to uncover more values in the global marketplace, and are expanding our marketing and client servicing capabilities to enhance our already strong position in many of the markets we serve.
    In the first quarter of 2004, we have begun to realize the benefits of our strategy through increased revenues and improved operating margins. We look forward to the challenge of creating wealth for our clients and shareholders in today's complex financial markets.



   NOTES ON NON-GAAP FINANCIAL MEASURES


A.  Cash and investments as adjusted have been computed as follows:
    (in millions)

                                              12/31/03 3/31/03 3/31/04
                                             -------------------------
Cash and cash equivalents                      $386.5  $327.1  $371.4
Investments (marketable securities)             228.0   204.5   260.7
                                             -------------------------
Total cash and investments (marketable
 securities)                                    614.5   531.6   632.1
Amounts payable to brokers                       (5.7)   (6.5)   (5.8)
                                             -------------------------
Adjusted cash and investments (marketable
 securities)                                    608.8   525.1   626.3
Investments (available for sale)                 67.4     6.1    67.3
                                             -------------------------
Total adjusted cash and investments            $676.2  $531.2  $693.6
                                             =========================

    We believe cash and investments as adjusted is a more useful measure of the company's liquidity for analytical purposes.
    Amounts payable to broker reflects cash payable for securities purchased and recorded on a trade date basis for which settlement occurs subsequent to period end.

B. Operating income before management fee expense is used by management for purposes of evaluating its business operations. We believe this measure is useful in illustrating the operating results of the Company as management fee expense is based on pre-tax income and includes non-operating items including investment gains and losses from the company's proprietary investment portfolio and interest expense. The reconciliation of operating income before management fee to operating income is provided in Table IV.

    SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    Our disclosure and analysis in this press release contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

    Assets Under Management

    The company reported assets under management as follows:


Table I:
                                              Assets Under Management
                                                    (in millions)
                                              ------------------------

                                                  March 31
                                              ----------------  %
                                                                Inc.
                                                 2003    2004   (Dec.)
                                              ------------------------
Mutual Funds:
   Open End                                    $6,213  $8,106    30.5%
   Closed End                                   1,545   3,739   142.0
   Fixed Income                                 1,916   1,717   (10.4)
                                              ----------------
Total Mutual Funds                              9,674  13,562    40.2
                                              ----------------
Institutional & High Net Worth Separate
 Accounts:
   Equities                                     9,247  13,383    44.7
   Fixed Income                                   547     369   (32.5)
                                              ----------------
Total Institutional & High Net Worth Separate
 Accounts                                       9,794  13,752    40.4
                                              ----------------
Alternative Investments                           585     901    54.0
                                              ----------------
Total Assets Under Management                 $20,053 $28,215    40.7
                                              ================


Table II: Fund Flows - 1st Quarter 2004 (in millions)


                           December   Net          Market       March
                              31,     Cash      Appreciation /   31,
                             2003     Flows    (Depreciation)   2004
                           -------- --------- --------------- --------
Mutual Funds:
    Equities               $11,618       $60            $167  $11,845
    Fixed Income             1,714         -               3    1,717
                           -------- --------- --------------- --------
Total Mutual Funds          13,332        60             170   13,562
                           -------- --------- --------------- --------
Institutional & HNW
 Separate Accounts
    Equities                13,031        53             299   13,383
    Fixed Income               504      (137)              2      369
                           -------- --------- --------------- --------
Total Institutional & HNW
 Separate Accounts          13,535       (84)            301   13,752
                           -------- --------- --------------- --------

Alternative Investments        692       204               5      901
                           -------- --------- --------------- --------
Total Assets Under
 Management                $27,559      $180            $476  $28,215
                           ======== ========= =============== ========

    Assets Under Management (in millions)
----------------------------------------------------------------------
Table III:
                                      3/03     6/03     9/03    12/03
                                   -----------------------------------
Mutual Funds
   Open end                         $6,213   $7,118   $7,280   $8,088
   Closed end                        1,545    1,646    1,761    3,530
   Fixed income                      1,916    1,880    1,783    1,714
                                   -----------------------------------
Total Mutual Funds                   9,674   10,644   10,824   13,332
                                   -----------------------------------
Institutional & HNW Separate
 Accounts:
   Equities                          9,247   10,820   11,304   13,031
   Fixed Income                        547      404      391      504
                                   -----------------------------------
Total Institutional & HNW Separate
 Accounts                            9,794   11,224   11,695   13,535
                                   -----------------------------------
Alternative Investments                585      625      687      692
                                   -----------------------------------
Total Assets Under Management      $20,053  $22,493  $23,206  $27,559
                                   ===================================

                                                           %
                                                   Increase/(decrease)
                                             3/04    12/03     3/03
                                          ----------------------------
Mutual Funds
   Open end                                $8,106     0.2%     30.5%
   Closed end                               3,739     5.9     142.0
   Fixed income                             1,717     0.2     (10.4)
                                          --------
Total Mutual Funds                         13,562     1.7      40.2
                                          --------
Institutional & HNW Separate Accounts:
   Equities                                13,383     2.7      44.7
   Fixed Income                               369   (26.8)    (32.5)
                                          --------
Total Institutional & HNW Separate
 Accounts                                  13,752     1.6      40.4
                                          --------
Alternative Investments                       901    30.2      54.0
                                          --------
Total Assets Under Management             $28,215     2.4      40.7
                                          ========


Table IV

                     GABELLI ASSET MANAGEMENT INC.
         UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars in thousands, except per share data)


                                                For the Three Months
                                                        Ended
                                                      March 31,
                                               -----------------------
                                                                % Inc.
                                                  2003    2004  (Dec.)
                                               -----------------------

Revenues                                        $46,053 $63,539  38.0%
Expenses                                         28,044  35,426  26.3
                                               -----------------

Operating income before management fee           18,009  28,113  56.1

Investment income                                 1,690   4,290 153.8
Interest expense                                 (3,011) (4,046) 34.4
                                               -----------------
Other income (expense), net                      (1,321)    244 118.5
                                               -----------------

Income before management fee, income taxes and
   minority interest                             16,688  28,357  69.9
   Management fee                                 1,669   2,836
                                               -----------------
Income before income taxes and minority
 interest                                        15,019  25,521
   Income taxes                                   5,647   9,296
   Minority interest                                 45     154
                                               -----------------
Net income                                       $9,327 $16,071  72.3
                                               =================

Net income per share:
Basic                                             $0.31   $0.53  71.0
                                               =================

Diluted                                           $0.31   $0.52  67.7
                                               =================

Weighted average shares outstanding:
 Basic                                           29,918  30,064   0.5
                                               =================

 Diluted                                         30,031  32,202   7.2
                                               =================

Reconciliation of Non-GAAP Financial Measures
  to GAAP:
Operating income before management fee          $18,009 $28,113  56.1
Deduct:  management fee                           1,669   2,836
                                               -----------------
Operating income                                $16,340 $25,277  54.7
                                               -----------------
Operating margin before management fee             39.1%   44.2%
                                               -----------------
Operating margin after management fee              35.5%   39.8%
                                               -----------------

Table V

                     GABELLI ASSET MANAGEMENT INC.
    UNAUDITED QUARTERLY CONSOLIDATED CONDENSED STATEMENTS OF INCOME
             (Dollars in thousands, except per share data)

                                            2003
                    --------------------------------------------------
                       1st       2nd       3rd       4th
                     Quarter   Quarter   Quarter   Quarter    Total
                    --------------------------------------------------
Income Statement Data:

Revenues              $46,053   $47,956   $51,823   $61,605  $207,437

Expenses               28,044    29,454    30,227    35,996   123,721
                    --------------------------------------------------

Operating income
 before management
 fee                   18,009    18,502    21,596    25,609    83,716

Investment income       1,690     6,079     4,508     8,863    21,140
Interest expense       (3,011)   (3,605)   (4,174)   (4,048)  (14,838)
                    --------------------------------------------------
Other income
 (expense), net        (1,321)    2,474       334     4,815     6,302
                    --------------------------------------------------

Income before
 management fee,
 income taxes and
 minority interest     16,688    20,976    21,930    30,424    90,018

Management fee          1,669     2,097     2,193     3,043     9,002
                    --------------------------------------------------

Income before income
 taxes and
 minority
 interest              15,019    18,879    19,737    27,381    81,016

Income taxes            5,647     7,099     7,298    10,295    30,339
Minority interest          45       223       137       428       833
                    --------------------------------------------------

Net income             $9,327   $11,557   $12,302   $16,658   $49,844
                    ==================================================

Net income per
 share:
    Basic               $0.31     $0.38     $0.41     $0.55     $1.66
                    ==================================================

    Diluted             $0.31     $0.38     $0.41     $0.54     $1.65
                    ==================================================

Weighted average shares
 outstanding:
    Basic              29,918    30,025    30,061    30,065    30,018
                    ==================================================

    Diluted            30,031    30,139    32,170    32,155    32,081
                    ==================================================

Reconciliation of Non-GAAP
  Financial Measures to GAAP:
Operating income
 before management
 fee                 $ 18,009  $ 18,502  $ 21,596  $ 25,609  $ 83,716
Deduct:  management
 fee                    1,669     2,097     2,193     3,043     9,002
                    --------------------------------------------------
Operating income      $16,340   $16,405   $19,403   $22,566   $74,714
                    --------------------------------------------------
Operating margin
 before management
 fee                     39.1%     38.6%     41.7%     41.6%     40.4%
                    --------------------------------------------------
Operating margin
 after Management
 fee                     35.5%     34.2%     37.4%     36.6%     36.0%
                    --------------------------------------------------

                                                              2004
                                                           -----------
                                                               1st
                                                             Quarter
                                                            ----------
Income Statement Data:

Revenues                                                      $63,539

Expenses                                                       35,426
                                                            ----------

Operating income before
   management fee                                              28,113


Investment income                                               4,290
Interest expense                                               (4,046)
                                                            ----------
Other income (expense), net                                       244
                                                            ----------

Income before
 management fee,
 income taxes and
 minority interest                                             28,357

Management fee                                                  2,836
                                                            ----------

Income before income
 taxes and  minority interest                                  25,521

Income taxes                                                    9,296
Minority interest                                                 154
                                                            ----------
Net income                                                    $16,071
                                                            ==========

Net income per share:
    Basic                                                       $0.53
                                                            ==========

    Diluted                                                     $0.52
                                                            ==========

Weighted average shares outstanding:
    Basic                                                      30,064
                                                            ==========

    Diluted                                                    32,202
                                                            ==========

Reconciliation of Non-GAAP
  Financial Measures to GAAP:
Operating income before
   management fee                                            $ 28,113
Deduct:  management fee                                         2,836
                                                            ----------
Operating income                                              $25,277
                                                            ----------
Operating margin before
   management fee                                                44.2%
                                                            ----------
Operating margin after
   Management fee                                                39.8%
                                                            ----------

Table VI

                     GABELLI ASSET MANAGEMENT INC.
       CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)


                                       December   March      March
                                          31,       31,        31,
                                         2003      2003       2004
                                       -------------------------------
ASSETS                                          (unaudited)(unaudited)

Cash and cash equivalents              $386,511   $327,099   $371,355
Investments                             295,411    210,613    328,063
Receivables                              39,667     28,533     46,370
Other assets                             14,922     15,607     16,022
                                       -------------------------------

     Total assets                      $736,511   $581,852   $761,810
                                       ===============================

LIABILITIES AND STOCKHOLDERS' EQUITY

Compensation payable                    $25,552    $20,554    $26,964
Income taxes payable                     12,323      8,457     15,688
Accrued expenses and other liabilities   27,900     26,832     35,903
                                       -------------------------------
     Total operating liabilities         65,775     55,843     78,555
5.5% Senior notes                       100,000          -    100,000
5% Convertible note                     100,000    100,000    100,000
Mandatory convertible securities         84,030     84,163     83,825
                                       -------------------------------
     Total liabilities                  349,805    240,006    362,380

Minority interest                         8,395      7,607      5,831

Stockholders' equity                    378,311    334,239    393,599
                                       -------------------------------

Total liabilities and stockholders'
 equity                                $736,511   $581,852   $761,810
                                       ===============================


    CONTACT: Gabelli Asset Management Inc.
             Michael R. Anastasio, 914-921-5147
             www.gabelli.com